For:           Immediate Release                                                                                     Contact:                      Larry Lentych
  July 24, 2008                                                                                                                                    Andrea Short
            574 235 2000

1ST SOURCE CORPORATION REPORTS 2ND QUARTER EARNINGS,
DIVIDEND ANNOUNCED

South Bend, IN -- 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported net income of $7.25 million for the second quarter of 2008 compared to the $8.06 million reported in the second quarter of 2007. For the first six months of 2008, net income for 1st Source Corporation was $16.60 million, relatively even with the $16.58 million reported for the same period in 2007.

Diluted net income per common share for the second quarter of 2008 amounted to $0.30 compared with $0.34 reported for the second quarter of 2007. Diluted net income per share for the first two quarters of 2008 was $0.68 compared to $0.72 reported for the same period a year ago.

Christopher J. Murphy III, Chairman and Chief Executive Officer, reported at its July meeting, the Board of Directors approved a cash dividend of $0.14 per share. The cash dividend will be payable to shareholders of record on August 5, 2008 and paid on August 15, 2008.

Mr. Murphy commented, “I am pleased with the results of the quarter as we strengthened reserves; had very low charge-offs; built capital; added customers, loans and investment assets; and completed the merger of our operations in Valparaiso. As we look across the industry, especially at what is happening to the large commercial and investment banks, I am thankful that we stuck to strong and basic lending principles.  We have no Alt A or sub-prime mortgages; a very large majority of the mortgages we have made are in the communities we serve.  We have not been a large lender in the residential or commercial real estate development business. Our commercial and business mortgage portfolio is primarily owner occupied in the Midwest markets we know.”

          “1st Source entered the quarter with strong reserves and experienced low charge-offs. Always mindful of the problems impacting our customers, we further built our reserve for loan and lease losses to 2.16% at the end of the quarter compared to 2.00% in the same period a year ago.  Charge-offs from loans and leases were only 0.03% for the quarter and 0.06% for the first half of 2008. While there was an increase in our non-performing asset ratio, it only rose to 0.83% of loans and leases and our over 30 day delinquencies were a low 0.37%.  So the addition to the reserve, an impairment charge in Freddie Mac preferred stock, and costs associated with our merger led to a slightly lower quarter. Having said that, much was accomplished that positions us well for the future,” Mr. Murphy concluded.

           As of June 30, 2008, the 1st Source common equity-to-assets ratio was 9.82 percent compared to 9.45 percent a year ago.  Total assets at June 30, 2008, were $4.48 billion, basically even with a year ago. Total loans and leases were $3.31 billion, up 5.73 percent from June 30, 2007.  Total deposits were $3.37 billion, down 6.15 percent from the comparable figures at June 30, 2007.

1st Source’s reserve for loan and lease losses as of June 30, 2008, was 2.16 percent of total loans and leases compared to 2.00 percent at June 30, 2007.  Net charge-offs were $0.22 million in the second quarter 2008, compared to net recoveries of $0.52 million for the same quarter a year ago.  Year-to-date net charge-offs of $0.94 million have been recorded in 2008, compared to net recoveries of $1.04 million for the first half of 2007. The ratio of nonperforming assets to net loans and leases was 0.83 percent on June 30, 2008, compared to 0.49 percent on June 30, 2007.

The net interest margin improved and was 3.38 percent for the second quarter of 2008 versus 3.16 percent for the same period in 2007. The net interest margin was 3.35 percent for the six months ending June 30, 2008, versus 3.17 percent for the same period in 2007. Tax-equivalent net interest income was $34.03 million for the second quarter of 2008, up 14.94 percent from 2007’s second quarter. For the first six months of 2008, tax-equivalent net interest income was $67.25 million compared to $56.58 million for the first six months of 2007, an increase of 18.87 percent.

 Noninterest income for the second quarter of 2008 was $20.37 million, up 6.80 percent from the same period in 2007. For the first six months, noninterest income was $41.39 million, up 13.23 percent from 2007.  Noninterest income increased in most categories for the second quarter and year-to-date 2008 as compared to the same periods in 2007.  The only significant category that decreased for the second quarter and year-to-date 2008 as compared to the same periods in 2007 was investment securities and other investment (losses) gains due to the $0.94 million in impairment charges on investments in FHLMC (Freddie Mac) preferred stock taken in the second quarter of 2008.

Noninterest expense was $38.40 million for the second quarter of 2008, compared with $34.45 million for the second quarter of 2007.  For the first six months, noninterest expense was $76.30 million, compared with $66.25 million for the same period in 2007.  The leading factor in the change was increased expenses in all categories in 2008 due to the May 31, 2007 acquisition of First National Bank, Valparaiso.

1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 79 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, seven Trust and Wealth Management locations plus six 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

     1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src."

          Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

     1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

1st SOURCE CORPORATION				Page 4
2nd QUARTER 2008 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended June 30		Six Months Ended June 30

	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets			$4,477,614	$4,504,650
Loans and leases			3,313,642	3,134,170
Deposits			3,365,066	3,585,441
Reserve for loan and lease losses			71,698	62,682
Intangible assets			92,535	91,196
Common shareholders' equity			439,622	425,526

AVERAGE BALANCES
Assets	$4,389,923	$4,024,910	$4,375,830	$3,854,301
Earning assets	4,055,366	3,752,861	4,032,770	3,603,069
Investments	730,281	692,434	747,203	673,889
Loans and leases	3,253,147	2,899,340	3,215,371	2,803,434
Deposits	3,389,977	3,192,247	3,383,851	3,042,150
Interest bearing liabilities	3,485,877	3,195,122	3,480,721	3,062,164
Common shareholders' equity	445,509	396,173	442,629	385,244

INCOME STATEMENT DATA
Net interest income	$33,124	$28,871	$65,421	$55,143
Net interest income - FTE	34,034	29,611	67,250	56,576
Provision for (recovery of) loan and lease losses	4,493	1,247	6,032	624
Noninterest income	20,367	19,070	41,394	36,556
Noninterest expense	38,395	34,446	76,296	66,246
Net income	7,245	8,060	16,599	16,583

PER SHARE DATA
Basic net income per common share	$0.30	$0.35	$0.69	$0.73
Diluted net income per common share	0.30	0.34	0.68	0.72
Cash dividends paid per common share	0.14	0.14	0.28	0.28
Book value per common share	18.23	17.43	18.23	17.43
Market value - High	22.62	27.92	22.62	32.62
Market value - Low	16.10	23.32	15.13	23.32
Basic weighted average common shares outstanding	24,105,746	23,127,790	24,101,010	22,818,015
Diluted weighted average common shares outstanding	24,386,218	23,423,121	24,384,170	23,113,159

KEY RATIOS
Return on average assets	0.66%	0.80%	0.76%	0.87%
Return on average common shareholders' equity	6.54	8.16	7.54	8.68
Average common shareholders' equity to average assets	10.15	9.84	10.12	10.00
End of period tangible common equity to tangible assets	7.92	7.58	7.92	7.58
Net interest margin	3.38	3.16	3.35	3.17
Efficiency: expense to revenue	66.43	68.15	67.16	68.60
Net charge-offs to average loans and leases	0.03	(0.07)	0.06	(0.07)
Loan and lease loss reserve to loans and leases	2.16	2.00	2.16	2.00
Nonperforming assets to loans and leases	0.83	0.49	0.83	0.49

ASSET QUALITY
Loans and leases past due 90 days or more			$929	$205
Nonaccrual and restructured loans and leases			20,807	10,274
Other real estate			1,079	2,856
Former bank premises held for sale			4,181	-
Repossessions			1,091	2,183
Equipment owned under operating leases			57	170
Total nonperforming assets			28,144	15,688

1st SOURCE CORPORATION		Page 5
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30, 2008	June 30, 2007
ASSETS
Cash and due from banks	$126,208	$97,691
Federal funds sold and
interest bearing deposits with other banks	29,116	196,232
Investment securities available-for-sale
(amortized cost of $710,264 and $782,903 at
June 30, 2008 and 2007, respectively)	712,436	779,667
Other investments	18,612	14,937
Trading account securities	150	-
Mortgages held for sale	35,883	25,599

Loans and leases, net of unearned discount:
Commercial and agricultural loans	669,867	567,932
Auto, light truck and environmental equipment	349,182	350,254
Medium and heavy duty truck	270,141	329,103
Aircraft financing	579,131	535,362
Construction equipment financing	398,888	362,654
Loans secured by real estate	908,364	834,153
Consumer loans	138,069	154,712
Total loans and leases	3,313,642	3,134,170
Reserve for loan and lease losses	(71,698)	(62,682)
Net loans and leases	3,241,944	3,071,488

Equipment owned under operating leases, net	82,517	79,082
Net premises and equipment	40,888	50,847
Goodwill and intangible assets	92,535	91,196
Accrued income and other assets	97,325	97,911

Total assets	$4,477,614	$4,504,650

LIABILITIES
Deposits:
Noninterest bearing	$385,967	$380,681
Interest bearing	2,979,099	3,204,760
Total deposits	3,365,066	3,585,441

Federal funds purchased and securities
sold under agreements to repurchase	228,853	241,578
Other short-term borrowings	257,141	22,874
Long-term debt and mandatorily redeemable securities	34,825	44,199
Subordinated notes	89,692	100,260
Accrued expenses and other liabilities	62,415	84,772
Total liabilities	4,037,992	4,079,124

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	342,976	342,840
Retained earnings	127,328	110,220
Cost of common stock in treasury	(32,031)	(25,524)
Accumulated other comprehensive income (loss)	1,349	(2,010)
Total shareholders' equity	439,622	425,526

Total liabilities and shareholders' equity	$4,477,614	$4,504,650

1st SOURCE CORPORATION				Page 6
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Interest income:
Loans and leases	$50,348	$53,078	$103,611	$101,352
Investment securities, taxable	5,945	5,991	12,392	11,721
Investment securities, tax-exempt	1,926	1,721	4,031	3,138
Other	360	1,542	669	2,074

Total interest income	58,579	62,332	120,703	118,285

Interest expense:
Deposits	21,649	28,795	46,769	54,065
Short-term borrowings	1,798	2,572	4,179	5,262
Subordinated notes	1,647	1,296	3,419	2,390
Long-term debt and mandatorily redeemable securities	361	798	915	1,425

Total interest expense	25,455	33,461	55,282	63,142

Net interest income	33,124	28,871	65,421	55,143
Provision for loan and lease losses	4,493	1,247	6,032	624

Net interest income after provision for loan and lease losses	28,631	27,624	59,389	54,519

Noninterest income:
Trust fees	4,954	3,871	9,216	7,514
Service charges on deposit accounts	5,764	5,226	10,872	9,796
Mortgage banking income	1,417	1,059	2,534	1,630
Insurance commissions	1,092	938	3,038	2,576
Equipment rental income	5,760	5,287	11,509	10,385
Other income	2,446	2,482	4,668	4,201
Investment securities and other investment (losses) gains	(1,066)	207	(443)	454

Total noninterest income	20,367	19,070	41,394	36,556

Noninterest expense:
Salaries and employee benefits	19,065	18,153	39,699	35,719
Net occupancy expense	2,481	2,149	4,957	4,085
Furniture and equipment expense	3,883	3,748	7,861	6,842
Depreciation - leased equipment	4,609	4,243	9,225	8,319
Professional fees	2,522	1,267	3,680	2,168
Supplies and communication	1,682	1,512	3,351	2,784
Business development and marketing expense	1,000	1,416	1,643	2,274
Other expense	3,153	1,958	5,880	4,055

Total noninterest expense	38,395	34,446	76,296	66,246

Income before income taxes	10,603	12,248	24,487	24,829
Income tax expense	3,358	4,188	7,888	8,246

Net income	$7,245	$8,060	$16,599	$16,583

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com